UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	54-1272589
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2115 E. 7th Street, Suite 101 Charlotte, North Carolina	28204
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

Explanatory Note

This Amendment No. 2 to Form 8-A amends the Registration Statement on Form 8-A originally filed by HG Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on December 6, 2016, as amended by Amendment No. 1 to Form 8-A filed with the SEC on December 5, 2019 (collectively, the “Registration Statement”). This Amendment No. 2 is being filed to reflect the expiration of preferred stock purchase rights (the “Rights”) of the Company.

Item 1. Description of Registrant’s Securities to be Registered.

The Company previously filed the Registration Statement related to that certain Rights Agreement, dated as of December 5, 2016, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent, as amended by Amendment No. 1 to the Rights Agreement, dated as of January 30, 2017, and Amendment No. 2 to the Rights Agreement, dated as of December 5, 2019 (collectively, the “Rights Agreement”). On December 5, 2022, the Rights Agreement expired in accordance with its terms and is of no further force or effect. At the time of the expiration of the Rights Agreement, the Rights expired and are no longer outstanding.

The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Rights Agreement, including Amendment No. 1 and Amendment No. 2 thereto, copies of which are filed as Exhibits 4.1, 4.2 and 4.3 hereto and are incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1

Certificate of Designation of Series A Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 6, 2016).

4.1

Rights Agreement, dated as of December 5, 2016, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 6, 2016).

4.2

Amendment No. 1, dated as of January 30, 2017, to the Rights Agreement, dated as of December 5, 2016, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 30, 2017).

4.3

Amendment No. 2, dated as of December 5, 2019, to the Rights Agreement, dated as of December 5, 2016, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 5, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HG HOLDINGS, INC.
Date: March 14, 2024	By:	/s/ Justin H. Edenfield
Name: Justin H. Edenfield Title: Principal Financial and Accounting Officer